AMENDMENT 2 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT is entered into as of March 1, 2018 to amend the SUB-ADVISORY AGREEMENT (the “Agreement”) dated January 7, 2014 and as amended July 1, 2014 by and between Callan LLC, a California limited liability corporation (formerly Callan Associates Inc., a California corporation, until September 1, 2017) with its principal place of business at 600 Montgomery Street, Suite 800, San Francisco, CA 94111-2710 (the “Adviser”), and Massachusetts Financial Services Company, d/b/a MFS Investment Management, a Delaware corporation with its principal place of business at 111 Huntington Avenue, Boston, MA 02199 (the “Sub-Adviser”).

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of THE KP FUNDS (the "Trust") on behalf of the series set forth on Schedule A to the Agreement (the "Fund") and pursuant to the provisions of the Investment Advisory Agreement dated as of December 18th, 2013 between the Adviser and the Fund (the “Management Agreement”), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth in the Agreement;

WHEREAS, Callan Associates Inc., a California corporation, underwent a corporate reorganization whereby it converted its legal structure into a California limited liability corporation, changed its name to Callan LLC and assumed all rights and responsibilities under the Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Fee Schedule set forth in Schedule A of the Agreement;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, the parties agree that the Agreement is hereby amended as follows:

1. The Schedule A attached to this Amendment hereby replaces the current Schedule A to the Agreement.

(The rest of this page is intentionally blank.)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

CALLAN LLC

By:	/s/ Gregory C. Allen

Name:	Gregory C. Allen

Title:	CEO and President

MASSACHUSETTS FINANCIAL SERVICES COMPANY

d/b/a MFS INVESTMENT MANAGEMENT

By:	/s/ Amrit Kanwal

Name:	Amrit Kanwal

Title:	Authorized Signer

SCHEDULE A
to the
SUB-ADVISORY AGREEMENT
as amended effective March 1, 2018 between
CALLAN LLC
and
MASSACHUSETTS FINANCIAL SERVICES COMPANY

1.       KP Large Cap Equity Fund Fee Schedule

The KP Large Cap Equity Fund (the "Large Cap Equity Fund") will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee (the "Sub-Advisory Fee"), determined in accordance with the calculation methodology set forth below.

[Redacted]

2.       KP International Equity Fund Fee Schedule

The KP International Equity Fund (the "International Equity Fund") will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee (the "Sub-Advisory Fee"), determined in accordance with the calculation methodology set forth below.

[Redacted]

3